Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Continental Airlines, Inc. Incentive Plan 2000 of our reports dated February 24, 2006, with respect to the consolidated financial statements and schedule of Continental Airlines, Inc., Continental Airlines, Inc. management's assessment of the effectiveness of internal control over financial reporting, the effectiveness of internal control over financial reporting of Continental Airlines, Inc., the consolidated financial statements of ExpressJet Holdings, Inc., ExpressJet Holdings, Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of ExpressJet Holdings, Inc., included or incorporated by reference in the Annual Report (Form 10-K) of Continental Airlines, Inc. for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

ERNST & YOUNG LLP

Houston, Texas

June 6, 2006